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                                                                    Exhibit 23.2


CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
         BearingPoint, Inc.

We have issued our reports dated August 6, 2002, except for Note 23, as to which the date is September 18, 2002, accompanying the financial statements and
Schedule II of BearingPoint, Inc., formerly KPMG Consulting, Inc., included in the Annual Report on Form 10-K for the year ended June 30, 2002, which are incorporated by reference in this Registration Statement. We consent to the use of the aforementioned reports in the Registration Statement and to the use of our name as it appears under the caption "Experts."

GRANT THORNTON LLP
New York, New York
October 16, 2002